Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT TO

BOND PURCHASE AGREEMENT

This First Amendment (this “Amendment”) to the BPA (defined below) is made as of June 10, 2013 by and between: Starburst II, Inc. (the “Purchaser”), a Delaware corporation and Sprint Nextel Corporation, a Kansas corporation (the “Company” and, together with the Purchaser, the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Bond Purchase Agreement as of October 15, 2012 (the “BPA”); and

WHEREAS, the Parties desire to amend the BPA in order to reflect certain additional understandings reached between the Parties.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 14.3 of the BPA, the Parties hereby agree as follows:

1.	INTERPRETATION

This Amendment is made and delivered pursuant to the BPA. Capitalized terms used but not defined in this Amendment have the meanings ascribed to them in the BPA.

2.	AMENDMENTS TO THE BPA

2.1 Recitals. The first sentence of the Recitals of the BPA is hereby amended and restated, in its entirety, to read as follows:

“The Company desires to issue and sell and the Purchaser desires to purchase a convertible senior bond in substantially the form attached to this Agreement as Exhibit A as it may be amended, supplemented or modified pursuant to the terms of this Agreement from time to time (the “Bond”), which will be convertible on the terms stated herein into equity securities of the Company.”

2.2 Standstill and Non-Solicitation. Section 6.3(a) of the BPA is hereby amended and restated, in its entirety, to read as follows:

“Except with respect to the consummation of the Merger, until the earliest of (i) the date that this Agreement is terminated, (ii) the date the Purchaser no longer holds in excess of 5% of the Common Stock (or Bonds convertible into more than 5% of the Common Stock), and (iii) a Fall Away Event, the Purchaser, for itself and the Parent Entities and their respective Affiliates, covenants and agrees with the Company that it will not in any manner, directly or indirectly (unless requested by the Company) effect or seek (including entering into any discussions, negotiations, agreements or understandings with any third person whether publicly or otherwise) to effect, or encourage any individual, corporation, partnership, limited liability company, association, trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (any of the foregoing, with respect to this Section 6.3(a) only, a “Person”) to participate in, effect or seek (whether publicly or otherwise) to effect: (i) any acquisition of beneficial ownership by any Person of any securities, rights or options to acquire any securities, or any assets or businesses, of the Company or any of its Subsidiaries; provided that the Parent Entities may acquire beneficial ownership of Common Stock if upon such acquisition the aggregate beneficial ownership of Common Stock by the Parent Entities would not at any time be in excess of 19.95% of the number of shares of Common Stock that is then outstanding; (ii) any tender offer, exchange offer, merger, acquisition or other business combination involving the Company or any of its Subsidiaries, or any similar extraordinary transaction involving the purchase of all or substantially all the of assets of the Company; or (iii) any recapitalization, restructuring, liquidation or dissolution with respect to the Company or any of its Subsidiaries or any similar extraordinary transaction involving a dividend or distribution of assets of the Company. Notwithstanding anything in this Agreement to the contrary, (A) from and after such time that the Purchaser first receives a Change Notice, or otherwise learns that the Company Board is considering effecting a Change in Company Board Recommendation, this Section 6.3(a) shall have no force or effect and shall not in any way restrict or otherwise apply to the Purchaser, the Parent Entities or their Affiliates, provided that, notwithstanding the foregoing, prior to any Fall Away Event, none of the Parent Entities nor any of their Affiliates shall be permitted to acquire or agree to acquire, directly or indirectly, alone or as a part of a “group” (as such term is used in Section 13(d) of the Exchange Act), any outstanding Common Stock or rights or options to acquire outstanding Common Stock or any derivative interests in outstanding Common Stock, in each case, in an amount that, when taken together with the Common Stock into which the Purchaser’s Bond is convertible, exceeds 19.95% of the number of shares of Common Stock that is then outstanding; and (B) notwithstanding clause (A) above, all of the restrictions contained in this Section 6.3(a) will lapse with respect to the Purchaser, the Parent Entities or their Affiliates, at such time as any person or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934) not affiliated with the Purchaser, the Parent Entities or their Affiliates, has commenced a bona fide tender offer to acquire at least 50.1% of the Company’s outstanding voting securities. However, from and after any termination of the Merger Agreement pursuant to Section 8.1(g) of the Merger Agreement, this Section 6.3(a) shall again apply to the Purchaser, the Parent Entities and their Affiliates pursuant to the terms hereof, but only until the earliest of (i) the date that this Agreement is terminated, and (ii) the date that the Purchaser no longer holds in excess of 5% of the Common Stock (or Bonds convertible into more than 5% of the Common Stock). Notwithstanding anything in this Agreement to the contrary, upon any Fall Away Event and without any further action on the part of the Purchaser, the Parent Entities, the Company or any other party, all of the restrictions and limitations applicable to the Purchaser, the Parent Entities or their Affiliates set forth in this Section 6.3(a) will automatically lapse, and will have no force or effect and will not in any way limit, restrict or otherwise apply to the Purchaser, the Parent Entities or their Affiliates.”

2.3 Right to Convert. A new clause (g) is added to Section 10.1 of the BPA which shall read as follows:

“(g) Notwithstanding anything herein to the contrary, if, within three (3) Business Day after any Qualifying Termination Event, the Purchaser has delivered to the Company a notice (the “Make Whole Put Notice”) electing, in whole but not in part, to receive the Make Whole Put Amount, then (i) the Purchaser’s right to convert the Bond pursuant to this Section 10.1 will be suspended, and (ii) the Company will pay (or cause to be paid by any successor thereto or any direct or indirect parent of such successor) to the Purchaser the Make Whole Put Amount at the Make Whole Payment Time by wire transfer of immediately available funds to the account designated by the Purchaser in a written notice delivered to Company prior to the Make Whole Payment Time; provided, however, that in the event that (x) the Qualifying Agreement is terminated or (y) the transaction contemplated by such Qualifying Agreement is otherwise not consummated for any reason by June 10, 2014 (and in the case of this clause (y) the Purchaser has delivered a written notice after June 10, 2014 to the Company revoking such Make Whole Put Notice), then (1) the Make Whole Put Notice will be deemed automatically withdrawn as of the date of such termination or receipt of such written notice from the Purchaser, as applicable, and (2) the suspension of Purchaser’s right to convert the Bond described above will be terminated and Purchaser shall again have its full rights under this Agreement to convert the Bond pursuant to this Section 10.1 as if the Make Whole Put Notice had never been delivered by the Purchaser. Except as provided in clause 10.1(g)(i) above, the delivery of the Make Whole Put Notice will have no effect whatsoever on the rights or powers of the Purchaser under this Agreement, it being understood that, the obligations of the parties under the Agreement will terminate upon payment of the Make Whole Put Amount, in full, in accordance with, and subject to the provisions of, Section 13.1. Notwithstanding anything herein to the contrary, in no event will the Make Whole Put Amount be paid to the Purchaser prior to the Make Whole Payment Time without the Purchaser’s prior written consent.”

2.4 Transfer Restrictions. The second sentence of Section 11 is hereby amended and restated, in its entirety, to read as follows:

“Any shares of Common Stock issued upon conversion, including in connection with a Synthetic Sale, in whole or in part, of the Bond, may be transferred as provided herein and pursuant to applicable law; provided, however, that other than sales of shares of Common Stock pursuant to Section 9 or pursuant to, or in connection with, a Synthetic Sale, no such transfer of shares of Common Stock issued upon conversion of the Bond may be effected (and any such transfer will be invalid) to the extent that the transferee would, immediately following such transfer, be the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 5% of the voting power of the Company’s outstanding equity.”

2.5 Termination. Section 13. 1 of the BPA is hereby amended by (1) deleting the word “or” at the end of clause (c) thereof, (2) replacing the period at the end of clause (d) thereof with “; or” and adding the following clause (e) immediately following clause (d) thereof:

“(e) automatically, without any further action by the Purchaser or the Company, upon payment of the Make Whole Put Amount, in full, as contemplated by Section 10.1(g) hereof; provided, however, that this Agreement will automatically be reinstated if the Purchaser is required to disgorge the Make Whole Put Amount in connection with any bankruptcy or insolvency proceeding involving the Company (or any successor thereto).”

2.6 Assignability; Third-Party Beneficiaries. The first sentence of Section 14.8 of the BPA is hereby amended and restated, in its entirety, to read as follows:

“This Agreement will be binding upon, will be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each holder of the Bond (and any attempted assignment or transfer by the Company without such consent will be null and void and of no effect); provided, further, that notwithstanding the foregoing to the contrary, in the event of the consummation of a transaction resulting in a Change of Control (other than pursuant to the Merger Agreement), Sections 6.1, 6.2, 6.4, 10.1, 10.2, 10.6, 12.1, 14.2, 14.10 and Articles 7, 8 and 9 of this Agreement shall apply mutatis mutandis to the Person (including any parent entity of such Person) that is the counterparty in such Change of Control transaction, and any references to the “Company” in such provisions shall be understood to mean, and shall be interpreted to include, such Person (including any parent entity of such Person).”

2.7 Annex A.

(a) The following defined terms are hereby added to Annex A in alphabetical order:

“Daily VWAP” of the Common Stock means, for any VWAP Trading Day, the per-share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page S.N <equity> AQR (or any equivalent successor page) in respect of the period from the scheduled open of trading on the principal trading market for the Common Stock to the scheduled close of trading on such market, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose. Daily VWAP will be determined without regard to afterhours trading or any other trading outside of the regular trading session trading hours.

“Fall Away Event” means any termination of the Merger Agreement (other than a termination of the Merger Agreement by the Company pursuant to Section 8.1(g) of the Merger Agreement).

“Make Whole Payment Time” means the time (i) in the case of termination of the Merger Agreement pursuant to Section 8.1(j) of the Merger Agreement, on the date upon which the transaction contemplated by the applicable Qualifying Agreement is consummated, immediately prior to the consummation of such transaction, and (ii) in the case of a termination of the Merger Agreement pursuant to Section 8.1(b) or Section 8.1(d) of the Merger Agreement that constitutes a Qualifying Termination Event, on the date upon which the transaction contemplated by the applicable Qualifying Agreement is consummated, immediately prior to the consummation of such transaction.”

“Make Whole Put Notice” has the meaning set forth in Section 10.1(g) of the Agreement.

“Make Whole Put Amount” means the sum of (a) the principal amount of the Bond, plus (b) all accrued and unpaid interest on the Bond through the Make Whole Payment Time, plus (c) the Net Share Value.

“Market Disruption Event” means (a) a failure by the primary national securities exchange or market in which the Common Stock is listed or admitted to trading to open during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m. on any Trading Day for the Common Stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Net Share Value” equals the amount obtained by multiplying (a) the number of shares of Common Stock that would have been issuable pursuant to Section 10.2 of the Agreement if the Bond had been converted on the date of the Make Whole Put Notice, by (b) the amount that results from subtracting (x) the quotient obtained by dividing (i) $1,000 by (ii) the Conversion Rate from (y) the average of the Daily VWAPs of the Common Stock over the thirty (30) consecutive VWAP Trading Day period ending on the day that the Merger Agreement is terminated pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(j), as applicable, of the Merger Agreement.

“Qualifying Agreement” means (i) as it relates to any termination of the Merger Agreement pursuant to Section 8.1(j) of the Merger Agreement, the definitive acquisition agreement entered into by the Company with a third party in connection with such termination, and (ii) in the case of a termination of the Merger Agreement pursuant to Section 8.1(b) or Section 8.1(d) of the Merger Agreement that constitutes a Qualifying Termination Event, any definitive acquisition agreement entered into by the Company prior to June 10, 2014 relating to a Change of Control of the Company.

“Qualifying Termination Event” means any termination of the Merger Agreement pursuant to (i) Section 8.1(j) of the Merger Agreement, or (ii) Sections 8.1(b) or 8.1(d) of the Merger Agreement, where (x) in each case for purposes of this clause (ii) at or prior to the time of such termination a proposal or offer for a Specified Acquisition Transaction (as such term in defined in the Merger Agreement) shall have been publicly disclosed, announced, commenced, submitted or made and (y) in the case of termination of the Merger Agreement pursuant to Section 8.1(b), the conditions set forth in Section 6.7 and Section 7.6 of the Merger Agreement shall have been satisfied but a final vote by the holders of the Company’s common stock on the adoption of the Merger Agreement shall not have taken place.

“VWAP Trading Day” means a day during which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

(a) The following definitions set forth in Annex A are hereby amended and restated in their entirety as follows:

“Common Stock” means (i) the Series 1 common stock, $2.00 par value per share, of the Company, or (ii) in the event of the consummation of a transaction resulting in a Change of Control (other than pursuant to the Merger Agreement), other than for purposes of determining amounts payable upon conversion (which shall be determined pursuant to Sections 10.1 through Section 10.5 (as the same shall be modified pursuant to the agreement contemplated by Section 10.5)), such portion of the Reference Property as shall consist of shares of capital stock. For the avoidance of doubt, in connection with the consummation of the first transaction resulting in a Change of Control (other than pursuant to the Merger Agreement), “Common Stock” as used in Sections 10.4 and 10.5 shall mean the Series 1 common stock, $2.00 par value per share, of the Company.

“Conversion Date” means the date a holder of the Bond complies with the procedures for conversion set forth in Section 10.3 of the Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 15, 2012, by and among SoftBank, Holdco, the Purchaser, Merger Sub, and the Company, as it may be amended from time to time.”

2.8 Allonge. Concurrent with the execution of this Amendment, the Parties shall enter into the Form of Allonge to the Sprint Nextel Corporation Convertible Bond set forth on Exhibit A attached to this Amendment (the “Allonge”).

3.	REPRESENTATIONS AND WARRANTIES

3.1 Additional Representations of the Company. The Company hereby represents and warrants to the Purchaser as follows:

(a) The transactions hereunder are within the corporate or other equivalent power of the Company and have been duly authorized by all necessary corporate action.

(b) This Amendment has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.2 Additional Representations of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) The transactions hereunder are within the corporate or other equivalent power of the Purchaser and have been duly authorized by all necessary corporate action.

(b) This Amendment, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

4.	GENERAL

4.1 Full Force and Effect. Except to the extent specifically amended herein or supplemented hereby, the BPA remains unchanged and in full force and effect, and this Amendment will be governed by and subject to the terms of the BPA, as amended by this Amendment. From and after the date of this Amendment, each reference in the BPA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BPA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the BPA, as amended by this Amendment, whether or not this Amendment is expressly referenced.

4.2 Other Terms. Sections 14.4, 14.5, 14.9 and 14.11 of the BPA will apply to this Amendment, mutatis mutandis, as if set forth herein.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date first written above.

STARBURST II, INC.

By:	/s/ Ronald D. Fisher
Ronald D. Fisher
President

SPRINT NEXTEL CORPORATION

By:	/s/ Charles Wunsch
Charles Wunsch
SVP, GC & Corp. Sec.

[Signature Page to the First Amendment to the Bond Purchase Agreement]

FORM OF ALLONGE

By this Allonge to the Sprint Nextel Corporation Convertible Bond (the “Allonge”), that certain Sprint Nextel Corporation Convertible Bond, dated as of October 22, 2012 (the “Bond”), payable to the order of Starburst II, Inc., a Delaware Corporation, is hereby amended as follows:

1. The third paragraph of the Bond (fourth paragraph inclusive of the legend) is hereby amended and restated in its entirety as follows:

“Subject to the terms of the Bond Purchase Agreement, in the event of a Change of Control, the holder of this Bond shall have the right, at the holder’s option, to require the Company to repurchase such holder’s Bond, including any portion thereof which is $1,000 in principal amount or any integral multiple of $1,000, at a price equal to the sum of (a) the principal amount of the Bond (or such portion thereof), plus (b) all accrued and unpaid interest through the date that such repurchase is consummated. Notwithstanding the foregoing, in the event of a Qualifying Termination Event, including if such Qualifying Termination Event may also result in a Change of Control, the holder of this Bond shall have the right, at the holder’s option by delivery of a Make Whole Put Notice, to require the Company to pay the Make Whole Put Amount at the Make Whole Payment Time pursuant to the terms of the Bond Purchase Agreement.”

Except, as herein expressly amended, the Bond is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

This Allonge will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[Remainder of page intentionally left blank; signature page follows]

[Exhibit A to the First Amendment to the Bond Purchase Agreement]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed and delivered.

Dated: June 10, 2013	SPRINT NEXTEL CORPORATION

By:

Name:

Title:

By:

Name:

Title:

[Signature Page to Allonge]